Exhibit 99_1

Xerox Corporation

45 Glover Avenue
PO Box 4505
Norwalk, CT 06856

t +1-203-968-3000

Xerox Reports Fourth-Quarter 2007 Earnings of 41 Cents Per Share; Reiterates Full-Year 2008 Earnings Guidance

•	Total revenue up 11 percent, post-sale revenue up 12 percent as reported

•	Total color revenue up 14 percent

•	Full-year operating cash flow of $1.9 billion

•	Board authorizes additional $1 billion in share repurchase

Norwalk, Conn., Jan. 24, 2008 – Xerox Corporation (NYSE: XRX) announced today fourth-quarter 2007 earnings per share of 41 cents. This compares to 22 cents from fourth-quarter 2006, which included a 16 cent per share restructuring charge. Excluding the charge, earnings per share for fourth-quarter 2007 is up 8 percent from the adjusted prior year EPS.

Total revenue of $4.9 billion grew 11 percent in the quarter with post-sale and financing revenue up 12 percent; this annuity stream represents about 70 percent of total revenue. Both total revenue and post-sale revenue included a currency benefit of 4 percentage points as well as the benefit from Xerox’s acquisition of Global Imaging Systems.

“Our growing annuity revenue and strong cash generation, along with our disciplined approach to controlling costs, result in consistent delivery of solid performance year after year,” said Anne M. Mulcahy, Xerox chairman and chief executive officer. “In 2007, we expanded earnings, grew revenue, generated $1.9 billion in operating cash flow, repurchased $631 million in Xerox shares and declared a dividend. As important, we fortified our leadership in the marketplace through increased distribution and innovative technology and document management services.

“Xerox operates in a global business environment, serving a wide range of markets with more than 50 percent of our revenue generated from customers outside the U.S.,” she added. “This worldwide reach and our effective business model — combined with our competitive offerings and strong recurring revenues — position us well to continue building value for shareholders. As a result, we remain committed to delivering on our 2008 full-year EPS guidance of $1.31 to $1.35, and we are increasing our guidance for full-year operating cash flow.”

The acquisition of Global Imaging Systems, which provides a broader distribution to small and mid-size businesses in the U.S., led to a 10 percent increase in equipment sales, including a 5 point benefit from currency. In 2007, Xerox introduced 39 products, more than twice the number of products it launched in 2006. More than two-thirds of Xerox’s equipment sale revenue comes from products launched in the past two years.

Revenue from color grew 14 percent in the fourth quarter and now represents 40 percent of Xerox’s total revenue, up 3 points from the fourth quarter of 2006. Xerox color devices print the highest volume of pages in the industry – producing more than 40 billion color pages in 2007, an increase of more than 30 percent from 2006. In the fourth quarter, the number of color pages grew 34 percent, and now represent 14 percent of total pages, up 4 points from the prior year. Color performance excludes Global Imaging Systems results.

Xerox services help businesses simplify work processes, manage office technology and in-house print shops, digitize paper files, create digital archives and much more. During 2007, Xerox Global Services generated $3.4 billion in annuity revenue, an 8 percent increase over 2006.

“As businesses shift to more color in the office and begin to see the cost benefits of simplifying their work processes, they’re turning to Xerox for our innovation and expertise. Our focus on color and document services is fueling our annuity stream and creating long-term value in our company,” said Mulcahy.

Xerox’s production business provides commercial printers and document-intensive industries with high-speed digital printing and services that enable on-demand, personalized printing. Total production revenue increased 5 percent in the fourth quarter, including a 6 point currency benefit. Production color installs grew 3 percent. Installs of production black-and-white systems declined 10 percent. Demand for the Xerox Nuvera® EA and Xerox Nuvera 288 digital presses as well as continuous feed systems only partially offset declines from other high-volume and light-production systems.

Through expanded channels of distribution and competitive offerings for businesses of any size, Xerox continues to drive the demand for color in the office with installs of color multifunction systems up 67 percent. Total office revenue was up 14 percent in the fourth quarter including a 5 point benefit from currency. Installs of the company’s black-and-white multifunction devices increased 6 percent.

Gross margins were 40.5 percent, down about a half a point from the fourth quarter of 2006. Selling, administrative and general expenses were 24.3 percent of revenue, up 1 point from fourth-quarter 2006. The strength of Xerox’s annuity-based business model led to a significant increase in operating cash flow, generating $1 billion in the fourth quarter and $1.9 billion for the full year.

Since launching its stock buyback program in October 2005, Xerox has repurchased 137 million shares or 13 percent of outstanding shares. Earlier this week, Xerox’s Board of Directors authorized an additional $1 billion, adding to the remaining $370 million available for share repurchase.

Xerox expects first-quarter 2008 earnings in the range of 25 to 28 cents per share.

Full-Year 2007 Results

•	Net income of $1.1 billion

•	As reported, 2007 EPS of $1.19, compares to 2006 EPS of $1.22. On an adjusted basis, 2007 EPS of $1.19 compares to 2006 EPS of $1.05, an increase of 13 percent.

•	Total revenue of $17.2 billion, an increase of $1.3 billion or 8 percent from full-year 2006, includes revenue generated from Global Imaging Systems, which Xerox acquired in May of 2007.

•	Operating cash flow of $1.9 billion

-XXX-

Media Contacts:

Michael Moeller, Xerox Corporation, 203-849-2469, michael.moeller@xerox.com

Christa Carone, Xerox Corporation, 203-849-2417, christa.carone@xerox.com

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to the risk that the future business operations of Global Imaging Systems (GIS) will not be successful; the risk that customer retention and revenue expansion goals for the GIS transaction will not be met and that disruptions from the GIS transaction will harm relationships with customers, employees, agents, distributors and suppliers; the risk that unexpected costs will be incurred; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to maintain and improve cost efficiency of operations; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2007, as well as in our 2006 Form 10-K filed with the Securities and Exchange Commission. The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

For more information on Xerox, visit http://www.xerox.com or http://www.xerox.com/news. For open commentary and industry perspectives, visit http://www.xerox.com/blogs or http://www.xerox.com/podcasts. Xerox®, WorkCentre®, Xerox Nuvera®, iGen3®, the Xerox wordmark and the spherical connection symbol are trademarks of Xerox Corporation in the United States and/or other countries. DocuColor® is used under license.

Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
(in millions, except per-share data)	2007	2006	% Change	2007	2006	% Change
Revenues
Sales	$2,479	$2,180	14%	$8,192	$7,464	10%
Service, outsourcing and rentals	2,195	1,991	10%	8,214	7,591	8%
Finance income	208	208	—	822	840	(2)%

Total Revenues	4,882	4,379	11%	17,228	15,895	8%

Costs and Expenses
Cost of sales	1,568	1,386	13%	5,254	4,803	9%
Cost of service, outsourcing and rentals	1,258	1,117	13%	4,707	4,328	9%
Equipment financing interest	80	78	3%	316	305	4%
Research, development and engineering expenses	238	237	*	912	922	(1)%
Selling, administrative and general expenses	1,186	1,020	16%	4,312	4,008	8%
Restructuring and asset impairment charges	1	239	*	(6)	385	*
Other expenses, net	81	58	40%	295	336	(12)%

Total Costs and Expenses	4,412	4,135	7%	15,790	15,087	5%

Income before Income Taxes and Equity Income**	470	244	93%	1,438	808	78%
Income tax expenses (benefits)	125	59	*	400	(288)	*
Equity in net income of unconsolidated affiliates	37	29	28%	97	114	(15)%

Net Income	$382	$214	79%	$1,135	$1,210	(6)%

Basic Earnings per Share	$0.41	$0.22	86%	$1.21	$1.25	(3)%
Diluted Earnings per Share	$0.41	$0.22	86%	$1.19	$1.22	(2)%

*	Percent not meaningful.
**	Referred to as “pre-tax income” throughout the remainder of this document.

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except share data in thousands)	December 31, 2007	December 31, 2006
Assets
Cash and cash equivalents	$1,099	$1,399
Short-term investments	—	137

Total cash, cash equivalents and short-term investments	1,099	1,536
Accounts receivable, net	2,457	2,199
Billed portion of finance receivables, net	304	273
Finance receivables, net	2,693	2,649
Inventories	1,305	1,163
Other current assets	682	934

Total current assets	8,540	8,754
Finance receivables due after one year, net	5,051	4,922
Equipment on operating leases, net	587	481
Land, buildings and equipment, net	1,587	1,527
Investments in affiliates, at equity	932	874
Intangible assets, net	621	286
Goodwill	3,448	2,024
Deferred tax assets, long-term	1,349	1,790
Other long-term assets	1,428	1,051

Total Assets	$23,543	$21,709

Liabilities and Common Shareholders’ Equity
Short-term debt and current portion of long-term debt	$525	$1,485
Accounts payable	1,367	1,133
Accrued compensation and benefits costs	673	663
Other current liabilities	1,512	1,417

Total current liabilities	4,077	4,698
Long-term debt	6,939	5,660
Liability to subsidiary trust issuing preferred securities	632	624
Pension and other benefit liabilities	1,115	1,336
Post-retirement medical benefits	1,396	1,490
Other long-term liabilities	796	821

Total Liabilities	14,955	14,629
Common stock, including additional paid-in-capital	4,096	4,666
Treasury stock, at cost	(31)	(141)
Retained earnings	5,288	4,202
Accumulated other comprehensive loss	(765)	(1,647)

Total Common Shareholders’ Equity	8,588	7,080

Total Liabilities and Common Shareholders’ Equity	$23,543	$21,709

Shares of common stock issued	919,013	954,568
Treasury stock	(1,836)	(8,363)

Shares of common stock outstanding	917,177	946,205

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2007	2006	2007	2006
Cash Flows from Operating Activities:
Net income	$382	$214	$1,135	$1,210
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	171	155	656	636
Provisions for receivables and inventory	55	41	197	145
Net gain on sales of businesses and assets	(2)	(21)	(7)	(44)
Undistributed equity in net income of unconsolidated affiliates	(17)	(9)	(60)	(70)
Stock-based compensation	27	19	89	64
Restructuring and asset impairment charges	1	239	(6)	385
Cash payments for restructurings	(40)	(81)	(235)	(265)
Contributions to pension benefit plans	(46)	(35)	(298)	(355)
Decrease (increase) in inventories	146	237	(43)	11
Increase in equipment on operating leases	(102)	(85)	(331)	(271)
(Increase) decrease in finance receivables	(151)	(151)	119	192
Decrease (increase) in accounts receivable and billed portion of finance receivables	148	73	(79)	(30)
Decrease in other current and long-term assets	54	7	130	64
Increase in accounts payable and accrued compensation	208	166	285	330
Net change in income tax assets and liabilities	97	60	297	(360)
Net change in derivative assets and liabilities	34	(15)	(10)	9
Increase (decrease) in other current and long-term liabilities	46	(108)	38	(70)
Other, net	(1)	14	(6)	36

Net cash provided by operating activities	1,010	720	1,871	1,617

Cash Flows from Investing Activities:
Purchases of short-term investments	—	(41)	(18)	(162)
Proceeds from sales of short-term investments	—	24	155	269
Cost of additions to land, buildings and equipment	(72)	(84)	(236)	(215)
Proceeds from sales of land, buildings and equipment	12	64	25	82
Cost of additions to internal use software	(40)	(27)	(123)	(79)
Proceeds from divestitures and investments, net	—	—	—	153
Acquisitions, net of cash acquired	(41)	(54)	(1,615)	(229)
Net change in escrow and other restricted investments	148	102	200	38

Net cash provided by (used in) investing activities	7	(16)	(1,612)	(143)

Cash Flows from Financing Activities:
Cash proceeds from new secured financings	—	19	62	121
Debt payments on secured financings	(614)	(319)	(1,931)	(1,712)
Net cash (payments) proceeds on other debt	(41)	(10)	1,814	1,276
Payment of liability to subsidiary trust issuing preferred securities	—	—	—	(100)
Preferred stock dividends	—	—	—	(43)
Proceeds from issuances of common stock	6	33	65	82
Excess tax benefits from stock-based compensation	1	10	22	25
Payments to acquire treasury stock, including fees	(131)	(380)	(632)	(1,069)
Other	(1)	(3)	(19)	(8)

Net cash used in financing activities	(780)	(650)	(619)	(1,428)

Effect of exchange rate changes on cash and cash equivalents	14	9	60	31

Increase (decrease) in cash and cash equivalents	251	63	(300)	77
Cash and cash equivalents at beginning of period	848	1,336	1,399	1,322

Cash and cash equivalents at end of period	$1,099	$1,399	$1,099	$1,399

Financial Review

Summary

Revenues

	Three Months Ended December 31,
(in millions)	2007	2006	Change
Equipment sales	$1,525	$1,389	10%
Post sale and other revenue¹	3,149	2,782	13%
Finance income	208	208	—

Total Revenue	$4,882	$4,379	11%

Reconciliation to Condensed Consolidated Statements of Income
Sales	$2,479	$2,180
Less: Supplies, paper and other sales	(954)	(791)

Equipment sales	$1,525	$1,389

Service, outsourcing and rentals	$2,195	$1,991
Add: Supplies, paper and other sales	954	791

Post sale and other revenue	$3,149	$2,782

Memo: Color²	$1,843	$1,623

[1]

Post sale revenue is largely a function of the equipment placed at customer locations, the volume of prints and copies that our customers make on that equipment, the mix of color pages, as well as associated services.

[2]	Color revenues represent a subset of total revenues and exclude GIS revenues.

Fourth quarter 2007 total revenues grew 11% compared to the fourth quarter 2006. Our consolidated 2007 results include the results of Global Imaging Systems (GIS) since May 9, 2007, the effective date of the acquisition. When including GIS in our 2006 results3, fourth quarter 2007 total revenue grew 5%. Currency had a 4-percentage point positive impact on total revenues in the quarter. Total revenues included the following:

•

12% increase in post sale, financing and other revenue, or 7% including GIS in our 2006 results[3]. Growth in GIS, color products, DMO and document management services more than offset a decline in light lens products and black-and-white digital office revenue.

•

10% increase in service, outsourcing, and rentals revenue to $2,195 million reflected the inclusion of GIS, growth in document management services and technical service revenue. Supplies, paper, and other sales of $954 million grew 21% year-over-year primarily due to the inclusion of GIS as well as growth in DMO.

•

10% increase in equipment sales revenue, with a 5-percentage point benefit from currency. When including GIS in our 2006 results, equipment sales revenue was unchanged, with a 4-percentage point benefit from currency[3]. Growth in office color and production color installs was offset by overall price declines of between 5% and 10% and declines in production black-and-white products. More than two-thirds of the fourth quarter 2007 equipment sales were generated from products launched in the past 24 months.

•	14% growth in color revenue[2]. Color revenue of $1,843 million comprised 40% of total revenue in the fourth quarter 2007, excluding GIS, compared to 37% in the fourth quarter 2006[4], reflecting:

•

17% growth in color post sale, financing and other revenue. Color represented 36% of post sale, financing and other revenue in the fourth quarter 2007, excluding GIS, versus 33% in the fourth quarter 2006[4].

•	8% growth in color equipment sales revenue. Color sales represented 50% of total equipment sales in the fourth quarter 2007, excluding GIS, versus 47% in the fourth quarter 2006[4].

[3]

The percentage point impacts from GIS reflect the revenue growth year-over-year after including GIS’ results from fourth quarter 2006 on a proforma basis. See page 13 for an explanation of this non-GAAP measure.

[4]

Total color, color post sale, financing and other, and color equipment sales revenues comprised 38%, 34% and 46% in 2007, respectively, if calculated on total, total post sale, financing and other, and total equipment sales revenues, including GIS. GIS is excluded from the color information presented, as the breakout of the information required to make this computation for all periods is not available.

Notes:

•	Approximately 75% of GIS revenue is included in the Office segment representing those sales and services that align to our Office segment, and 25% is in the Other segment.

•	Install activity percentages include the Xerox-branded shipments to GIS.

Net Income

Fourth quarter 2007 net income of $382 million, or $0.41 per diluted share, increased $168 million or $0.19 per diluted share from the fourth quarter 2006.

Fourth quarter 2006 net income of $214 million, or $0.22 per diluted share, included a $160 million, or $0.16 per diluted share, after-tax charge related to restructuring.

The calculations of basic and diluted earnings per share are included as Appendix I.

Operations Review

	Three Months Ended December 31,
(in millions)	Production	Office	DMO	Other	Total
2007
Equipment sales	$450	$798	$207	$70	$1,525
Post sale and other revenue	854	1,406	423	466	3,149
Finance income	78	125	1	4	208

Total Revenues	$1,382	$2,329	$631	$540	$4,882

Segment Profit	$169	$290	$49	$11	$519

Operating Margin	12.2%	12.5%	7.8%	2.0%	10.6%

2006
Equipment sales	$469	$685	$196	$39	$1,389
Post sale and other revenue	773	1,236	359	414	2,782
Finance income	80	124	—	4	208

Total Revenues	$1,322	$2,045	$555	$457	$4,379

Segment Profit	$175	$276	$45	$26	$522

Operating Margin	13.2%	13.5%	8.1%	5.7%	11.9%

Refer to Appendix II for the reconciliation of Segment Operating Profit to Pre-tax Income

Production

Revenue

Fourth quarter 2007 Production revenue of $1,382 million increased 5%, including a 6-percentage point benefit from currency, reflecting:

•	10% increase in post sale and other revenue, including a 5-percentage point benefit from currency, as growth from digital products more than offset declines in revenue from light lens technology.

•

4% decline in equipment sales revenue, reflecting declines in light production and color production printing systems and an increased proportion of equipment installed under operating lease contracts where revenue is recognized over-time in post sale, partially offset by growth in high-volume production printing systems.

•	3% growth in installs of production color products driven by the DocuColor® 242/252/260 family and DocuColor 7000AP and 8000AP activity.

•

10% decline in installs of production black-and-white systems, including a decline in installs of light production and high-volume production printing systems partially offset by recently launched Xerox Nuvera® systems and continuous feed systems install growth.

Operating Profit

Fourth quarter 2007 Production profit of $169 million decreased $6 million from fourth quarter 2006 as higher gross profit was more than offset by increased SAG expenses.

Office

Revenue

Fourth quarter 2007 Office revenue of $2,329 million increased 14%, including a 5-percentage point benefit from currency, reflecting:

•	14% increase in post sale and other revenue, reflecting the inclusion of GIS as well as growth from color multifunction devices and color printers.

•	16% increase in equipment sales revenue, reflecting the inclusion of GIS as well as color multifunction products install growth.

•	67% color multifunction device install growth led by strong demand for Xerox WorkCentre® products.

•

6% increase in installs of black-and-white copiers and multifunction devices, including 7% growth in Segment 1&2 products (11-30 ppm) and 1% growth in Segment 3-5 products (31-90 ppm) that includes the 95 ppm device with an embedded controller.

Operating Profit

Fourth quarter 2007 Office profit of $290 million increased $14 million from fourth quarter 2006 as a result of the inclusion of GIS and higher gross profit, which was partially offset by increased SAG expenses.

DMO

Revenue

Fourth quarter 2007 DMO revenue of $631 million increased 14%, reflecting:

•	Strong growth in Eurasia, Central and Eastern Europe, the Middle East and Africa.

•	18% increase in post sale and other revenue, driven primarily by increased supplies, document management services and paper revenue.

•

6% increase in equipment sales revenue, reflecting install growth in office multifunction devices, light production black-and-white and entry-production color systems. DMO equipment sales consist of office and production products, including a large proportion of sales of Segment 1&2 office products.

Operating Profit

Fourth quarter 2007 DMO profit of $49 million increased $4 million from fourth quarter 2006, reflecting higher gross profit, which was partially offset by increased SAG expenses.

Other

Revenue

Fourth quarter 2007 Other revenue of $540 million increased 18%, including a 4-percentage point benefit from currency, primarily reflecting the inclusion of GIS as well as increased paper revenue. Paper comprised approximately 40% of fourth quarter 2007 Other segment revenue.

Operating Profit

Fourth quarter 2007 Other profit of $11 million decreased $15 million from fourth quarter 2006 primarily due to the absence of the $21 million 2006 gain from the sale of our Corporate headquarters and a parcel of vacant land.

Costs, Expenses and Other Income

Gross Margin

	Three Months Ended December 31,
	2007	2006	Change
Total Gross Margin	40.5%	41.1%	(0.6)pts
Sales	36.7%	36.4%	0.3pts
Service, outsourcing and rentals	42.7%	43.9%	(1.2)pts
Financing income	61.5%	62.5%	(1.0)pts

Fourth quarter 2007 total gross margin of 40.5% decreased 0.6-percentage points compared to the fourth quarter 2006.

Sales gross margin increased 0.3-percentage points compared to the fourth quarter 2006, primarily as cost improvements, product mix and other variances more than offset the 2.3-percentage point impact of price declines.

Service, outsourcing and rentals margin decreased 1.2-percentage points compared to the fourth quarter 2006, as cost improvements and other variances did not fully offset the 2.5-percentage point impact of price declines and unfavorable mix.

Financing income margin declined 1.0-percentage points primarily due to lower financing income.

Research, Development and Engineering Expenses (“R,D&E”)

	Three Months Ended December 31,
	2007	2006	Change
R,D&E % Revenue	4.9%	5.4%	(0.5)pts

R,D&E of $238 million in the fourth quarter 2007 was $1 million higher than the fourth quarter 2006. R&D of $200 million decreased $4 million and sustaining engineering costs of $38 million increased $5 million from fourth quarter 2006. R,D&E as a percentage of revenue declined 0.5-percentage points as we leveraged our current R,D&E investments to support GIS operations.

We invest in technological development, particularly in color, and believe our R&D spending is sufficient to remain technologically competitive. Xerox R&D is strategically coordinated with Fuji Xerox.

Selling, Administrative and General Expenses (“SAG”)

	Three Months Ended December 31,
	2007	2006	Change
SAG % Revenue	24.3%	23.3%	1.0pts

SAG expenses of $1,186 million in the fourth quarter 2007 were $166 million higher than the fourth quarter 2006, including a $40 million negative impact from currency. The SAG expense increase reflected the following:

•

$55 million increase in selling expenses primarily reflecting the inclusion of GIS and unfavorable currency partially offset by the benefits from 2006 restructuring programs intended to realign our sales infrastructure.

•	$86 million increase in general and administrative expenses primarily from the inclusion of GIS expenses and unfavorable currency.

•

$25 million increase in bad debt expense. The increase is largely the result of fourth quarter 2006 expense reductions due to reserve adjustments, as well as an increase to some reserves in the fourth quarter 2007. Year end 2007 bad debt reserves as a percentage of receivables were comparable to year end 2006.

Worldwide Employment

Worldwide employment of 57,400 at December 31, 2007, increased approximately 3,700 from year-end 2006 primarily reflecting the addition of GIS and Advectis, Inc. personnel, and the hiring of former contract employees in certain Latin American subsidiaries, partially offset by reductions from the 2006 restructuring programs.

Other Expenses, Net

	Three Months Ended December 31,
(in millions)	2007	2006
Non-financing interest expense	$60	$62
Interest income	(12)	(20)
Gains on sales of businesses and assets	(2)	(21)
Currency losses, net	14	8
Amortization of intangible assets	13	11
Legal matters	—	7
Loss on extinguishment of debt	—	2
All other expenses, net	8	9

Total Other expenses, net	$81	$58

Gains on Sales of Businesses and Assets

The $21 million gain in the fourth quarter 2006 reflects the sale of our Corporate headquarters and a parcel of vacant land.

Currency Losses, Net

Net fourth quarter 2007 currency losses of $14 million and net fourth quarter 2006 currency losses of $8 million primarily reflect the mark-to-market of derivative contracts which economically hedge the cost of anticipated foreign currency denominated payments. The change from 2006 is primarily attributable to currency fluctuations.

Legal Matters

Fourth quarter 2006 legal expenses of $7 million were related to probable losses on various legal matters.

Income Taxes

In the fourth quarter 2007, we recorded income tax expense of $125 million compared with income tax expenses of $59 million in the fourth quarter 2006. The effective tax rate for the fourth quarter 2007 was 26.6% versus 24.2% in the fourth quarter 2006.

The fourth quarter 2007 effective tax rate of 26.6% was lower than the U.S. statutory tax rate of 35.0% primarily reflecting tax benefits from geographical mix of income and the related effective tax rates in those jurisdictions as well as the resolution of various tax matters, partially offset by changes in tax law.

The fourth quarter 2006 effective tax rate of 24.2% was lower than the U.S. statutory tax rate primarily due to the geographical mix of income and the related effective tax rates in those jurisdictions, a tax law change and the resolution of various tax matters.

Our effective tax rate is based on nonrecurring events as well as recurring factors, including the geographical mix of income and the related tax rates in those jurisdictions, and available foreign tax credits. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable. We anticipate that our effective tax rate for 2008 will approximate 30%, excluding the effects of any future discrete events.

Equity in Net Income of Unconsolidated Affiliates

Equity in net income of unconsolidated affiliates of $37 million increased $8 million compared to fourth quarter 2006, reflecting our 25% share of Fuji Xerox’s higher net income.

Capital Resources and Liquidity

The following tables summarize our cash, cash equivalents and short-term investments for the three months ended December 31, 2007 and 2006:

	Three Months Ended December 31,
(in millions)	2007	2006	Amount Change
Net cash provided by operating activities	$1,010	$720	$290
Net cash provided by (used in) investing activities	7	(16)	23
Net cash used in financing activities	(780)	(650)	(130)
Effect of exchange rate changes on cash and cash equivalents	14	9	5

Increase in cash and cash equivalents	251	63	188
Cash and cash equivalents at beginning of period	848	1,336	(488)

Cash and cash equivalents at end of period	$1,099	$1,399	$(300)

Cash, cash equivalents and Short-term investments reported in our Consolidated Financial Statements were as follows:

	2007	2006
Cash and cash equivalents	$1,099	$1,399
Short-term investments	—	137

Total Cash, cash equivalents and Short-term investments	$1,099	$1,536

Cash Flows from Operating Activities

Net cash provided by operating activities of $1,010 million in the fourth quarter 2007 increased $290 million from fourth quarter 2006 primarily due to the following:

•	$37 million increase in pre tax income before restructuring, depreciation, other provisions and net gains.

•	$154 million increase due to an increase in other liabilities primarily reflecting the absence of the prior year payment of $106 million related to the MPI litigation.

•	$75 million increase due to improved year-over-year accounts receivable collections, largely reflecting the increased sale of receivables.

•	$42 million increase due to higher accounts payable and accrued compensation primarily related to the timing of payments to suppliers and vendors.

•	$41 million increase due to lower restructuring payments.

•

$108 million decrease due to lower year-over-year inventory reductions of $91 million primarily due to maintaining a lower level of inventory throughout the year; as well as increased placements of equipment on operating leases of $17 million.

Cash Flows from Investing Activities

Net cash provided by investing activities was $7 million in the fourth quarter 2007. The $23 million increase in cash flows from fourth quarter 2006 was primarily due to the following:

•	$46 million increase from higher net releases in escrow and other restricted cash balances as we continue to run-off our secured borrowing programs.

•	$17 million increase due to net purchases of short-term investments in fourth quarter 2006. This program was fully liquidated in the third quarter 2007.

•	$52 million decrease in proceeds from sales of land, buildings and equipment, as the fourth quarter 2006 included the sale of our Corporate headquarters and a parcel of vacant land.

Cash Flows from Financing Activities

Net cash used in financing activities was $780 million in the fourth quarter 2007. The $130 million decrease in cash flows from fourth quarter 2006 was primarily due to the following:

•

$314 million decrease due to higher fourth quarter 2007 net repayments of secured debt primarily reflecting the termination of the Merrill Lynch secured facility in France and the GE secured borrowing program in Canada.

•	$31 million decrease due to higher fourth quarter 2007 net repayments of other debt.

•	$27 million decrease due to lower proceeds from the issuance of common stock reflecting a reduction in stock option exercises.

•	$249 million increase due to lower purchases under the company’s share repurchase program.

Customer Financing Activities and Debt

The following represents our total finance assets associated with our lease and finance operations:

	December 31,	December 31,
(in millions)	2007	2006
Total Finance receivables, net (1)	$8,048	$7,844
Equipment on operating leases, net	587	481

Total Finance Assets, net	$8,635	$8,325

(1)	Includes (i) billed portion of finance receivables, net, (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.

As of December 31, 2007, approximately 4% of total debt was secured by finance receivables and other assets compared to 29% at December 31, 2006.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to the risk that the future business operations of Global Imaging Systems (GIS) will not be successful; the risk that customer retention and revenue expansion goals for the GIS transaction will not be met and that disruptions from the GIS transaction will harm relationships with customers, employees, agents, distributors and suppliers; the risk that unexpected costs will be incurred; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to maintain and improve cost efficiency of operations; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2007 as well as in our 2006 Form 10-K filed with the Securities and Exchange Commission. The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures

We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition we have discussed the following non-GAAP measures:

1. “Adjusted Revenue”: We discussed the revenue growth for the fourth quarter and full-year 2007 and the corresponding 2006 periods using non-GAAP financial measures. Management believes these measures give investors an additional perspective on revenue trends, as well as the impact to the Company of the acquisition of GIS that was completed in May 2007. To understand these trends in the business, we believe that it is helpful to adjust revenue to illustrate the impact on revenue growth rates of our acquisition of GIS. We have done this by including GIS’ revenue for the comparable 2006 periods. We refer to this adjusted revenue as “adjusted revenue” in the following reconciliation table.

2. “Adjusted EPS”: The diluted earnings per share for the 2006 fourth quarter and 2006 full-year is discussed in this presentation using non-GAAP financial measures that exclude the effects of (i) restructuring charges recorded in the 2006 fourth quarter and 2006 full-year, (ii) the tax benefits from the finalization of tax audits during the 2006 full-year, (iii) charges relating to certain litigation matters during the 2006 full-year, and (iv) the charge related to the termination of the 2003 credit facility in the 2006 full-year.

Management believes that these non-GAAP financial measures can provide an additional means of analyzing the current period results against the corresponding prior period results. However, all of these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. A reconciliation of these non-GAAP financial measures and the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the 2007 fourth quarter presentation slides available at www.xerox.com/investor.

	Three Months Ended December 31,			Year Ended December 31,
(in millions)	2007	2006	% Change	2007	2006	% Change
Equipment Sales Revenue:
As Reported	$1,525	$1,389	10%	$4,753	$4,457	7%
As Adjusted	$1,525	$1,526	0%	$4,753	$4,821	(1)%

Post Sale, Financing & Other Revenue:
As Reported	$3,357	$2,990	12%	$12,475	$11,438	9%
As Adjusted	$3,357	$3,131	7%	$12,475	$11,812	6%

Total Revenues:
As Reported	$4,882	$4,379	11%	$17,228	$15,895	8%
As Adjusted	$4,882	$4,657	5%	$17,228	$16,633	4%

Revenue “As Adjusted” adds GIS’ results for the period from May 9th through December 31st 2006 to our 2006 reported revenue.

	Three Months Ended December 31, 2006		Year Ended December 31, 2006
(in millions, except per share data)	Diluted EPS	Net Income	Diluted EPS	Net Income
As Reported	$0.22	$214	$1.22	$1,210
Adjustments:
Restructuring	0.16	160	0.25	254
Tax Audit Benefits	—	—	(0.50)	(494)
Litigation Matters	—	—	0.07	68
Credit Facility Fee	—	—	0.01	9

As Adjusted	$0.38	$374	$1.05	$1,047

XXX

APPENDIX I

Xerox Corporation

Earnings per Common Share

(Dollars in millions, except per share data. Shares in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Basic Earnings per Share:

Net Income	$382	$214	$1,135	$1,210
Accrued dividends on Series C Mandatory Convertible Preferred Stock (1)	—	—	—	(29)

Adjusted net income available to common shareholders	$382	$214	$1,135	$1,181

Weighted Average Common Shares Outstanding	923,204	959,424	934,903	943,852

Basic Earnings per Share	$0.41	$0.22	$1.21	$1.25

Diluted Earnings per Share:

Net Income	$382	$214	$1,135	$1,210
Interest on Convertible Securities, net	—	—	1	1

Adjusted net income available to common shareholders	$382	$214	$1,136	$1,211

Weighted Average Common Shares Outstanding	923,204	959,424	934,903	943,852
Common shares issuable with respect to:
Stock options	7,500	9,878	8,650	9,300
Restricted stock and performance shares	9,776	5,512	7,396	3,980
Series C Mandatory Convertible Preferred Stock (1)	—	—	—	37,398
Convertible securities	1,992	1,992	1,992	1,992

Adjusted Weighted Average Common Shares Outstanding	942,472	976,806	952,941	996,522

Diluted Earnings per Share	$0.41	$0.22	$1.19	$1.22

(1)	The Series C Mandatory Convertible Preferred Stock was fully converted into common shares in July 2006.

APPENDIX II

Xerox Corporation

Reconciliation of Segment Operating Profit to Pre-Tax Income

	Three Months Ended December 31,
(in millions)	2007	2006
Total Segment Operating Profit	$519	$522
Reconciling items:
Restructuring and asset impairment charges	(1)	(239)
Restructuring charges of Fuji Xerox	(2)	—
Other expenses, net	(9)	(10)
Equity in net income of unconsolidated affiliates	(37)	(29)

Pre-tax income	$470	$244

Our reportable segments are consistent with how we manage the business and view the markets we serve. Our reportable segments are Production, Office, Developing Markets Operations (DMO) and Other. The Production and Office segments are centered around strategic product groups, which share common technology, manufacturing and product platforms, as well as classes of customers.

Production:	Monochrome 91+ pages per minute (ppm) excluding 95 ppm with embedded controller, Color 41+ ppm excluding 50 ppm and 60 ppm with embedded controller; North America & Europe.

Office:	Monochrome up to 90 ppm as well as 95 ppm with embedded controller; Color up to 40 ppm as well as 50 ppm and 60 ppm with embedded controller; North America & Europe.

DMO:	Operations in Latin America, Brazil, the Middle East, India, Eurasia and Central-Eastern Europe, and Africa.

Other:	Xerox Supplies Business Group (predominantly paper), value-added services, Wide Format Systems, Xerox Technology Enterprises (XTE), royalty and licensing, GIS network integration solutions and electronic presentation systems, equity income and non-allocated corporate items.